EXHIBIT 10.21

TRINITY INDUSTRIES, INC.

EXECUTIVE PERQUISITE PROGRAM

I. PURPOSE

The purpose of this Executive Perquisite Program (the “Program”) is to provide a consistent and competitive level of perquisites and benefits to top level executives of Trinity Industries, Inc. (the “Company”) by providing a monthly cash perquisite allowance (the “Perquisite Allowance”). Specifically, the Perquisite Allowance is to be used at the discretion of the executive for (i) expenses related to the use of executive’s personal automobile for business purposes and for the first 10,000 business miles, (ii) country club, health club, dinner or luncheon club, or airport club dues and fees, and (iii) other perquisite type expenses such as financial planning, income tax preparation and home security. The Program does not preclude reimbursement of normal business expenses such as business meals at a club and business use of a personal automobile beyond 10,000 business miles.

It is intended that the Perquisite Allowance will eliminate charges to the Company of personal benefits for the executives that are not provided to Company employees generally other than occasional de minimis items such as the use of Company tickets to entertainment events. The Perquisite Allowance is not intended to cover personal use of the Company’s aircraft.

II. ELIGIBILITY

Corporate officers, operating presidents and certain other executives as approved from time to time will be eligible to participate in the Program.

III. VALUE

Each participant will receive a Perquisite Allowance of 7.5% of their base pay payable at the end of the month. The Perquisite Allowance will increase to 10% of the executive’s base pay when the Company’s annual earnings exceed $1 a share and it is forecast that annual earnings will remain above that level for the next year.

IV. TERMINATION AND AMENDMENT

The Program may be terminated or amended at any time by the Company. Notification of termination or amendment will be given to the then Participants. If the Program is terminated during a Plan Year, payment will be prorated to the date of termination. The Company’s decision relative to such payment shall be final and binding on all parties.

V. EFFECTIVE DATE

The terms of the Program as described herein are effective commencing January 1, 2004 and will continue until cancelled or changed by the Company.

VI. NO CONTRACT

Nothing in the Program shall be deemed by implication, conduct of the parties, or otherwise to constitute a contract of employment or otherwise to impose any limitation on any right of the Company or any of its operating units to terminate an executive’s employment at any time.

VII. PAYMENTS

Payments made pursuant to the Program will not be considered for purposes of calculating benefits under any Company Retirement Plan.

AUTOMOBILE ALLOWANCE

It is assumed that the first $6,000 paid under the Executive Perquisite Program relates to an Automobile Allowance.

As a condition of the Automobile Allowance, an executive will be expected to use his or her personal vehicle for business purposes. Therefore, Trinity will require that the following conditions be met:

1.	Each executive is required to carry auto liability insurance with limits not less than $250,000 for bodily injury to any one person, $500,000 for bodily injury each accident and $100,000 property damage each accident or $500,000 combined single limit for bodily injury and property damage. A current certificate of insurance or a copy of the declaration page showing insurance limits must be provided to Risk Management. If this requires an adjustment in the executive’s existing coverage then the executive must obtain it at the next renewal.

2.	In order to receive the $500 monthly allowance an executive must have a four door vehicle suitable for business use. This does not mean the executive must drive a four door vehicle every day. If an executive does not have a four door vehicle available the executive will forfeit $6,000 of the Perquisite Allowance.

3.	The vehicle must be maintained in good operating condition and kept clean inside and out.

4.	Mileage reimbursement will not be allowed for the first 10,000 business miles driven in a year. If the executive expects to drive over 10,000 business miles in a year, the executive will need to maintain a log of business miles showing point of origin, destination and business purpose. For business miles driven above 10,000 miles, the executive may claim reimbursement at the standard mileage rate.